Exhibit 21.1

HMH Holdings (Delaware), Inc. Entities

Advanced Learning Centers, Inc.

Greenwood Publishing Group, Inc.

HMH Intermediate Holdings (Delaware), LLC*

HMH IP Company

HMH Publishers LLC

HMH Publishing Company*

HMH Publishing Company (IOM) Unlimited*

Houghton Mifflin Company International, Inc.

Houghton Mifflin Harcourt (Asia) Pte. Ltd.

Houghton Mifflin Harcourt Foundation, Inc.

Houghton Mifflin Harcourt Publishers, Inc.

Houghton Mifflin Harcourt Publishing Company

Houghton Mifflin PLC

The Riverside Publishing Company

Tribal Nova, Inc.

*	Entities in the Process of Dissolution